MANAGEMENT CONTRACT


   MANAGEMENT CONTRACT AGREEMENT entered into this 31st day of December, 1997, between JOTAN, INC., a corporation organized and existing under the laws of the State of Florida and having principal offices at 1189 West Adams St., Jacksonville, Florida 32202 (the "Company"), and ALLOMET PARTNERS, LTD., a Delaware Corporation having principal offices at 7370 Hodgson-Memorial Drive, Savannah, Georgia 31406 (the "Consultant").

                                    PREAMBLE

   WHEREAS, the Consultant is engaged in the business of providing business evaluation, management assistance, and financial consultation services, and has developed considerable expertise in those areas; and

   WHEREAS, the Company has requested that the Consultant provide management and financial services to the Company, and the Consultant has agreed to do so on the terms and conditions set forth herein.

                              W I T N E S S E T H:

   Now, therefore, in consideration of the mutual provisions and agreements contained herein, the Company and the Consultant agree as follows:

   1.   Appointment of Consultant; Relationship.

   (a) The Company hereby retains Consultant for the purpose of performing the services described in this Agreement and Consultant hereby agrees to perform such services on the terms and conditions set forth herein.

   (b) Nothing in this Agreement shall be deemed or construed as establishing a partnership or joint venture between the Company and the Consultant.

   2. Responsibility and Authority of Consultant to Operate the Business of the Company.

   (a) The Consultant through its employees, representatives, and agents designated from time to time, shall assume, subject to the limitations described herein, responsibility for the operational management of the Company effective the date hereof. The responsibility and authority of the Consultant shall include (but is not limited to) the authority to purchase equipment, supplies and materials used in the operation of the Company's business; direct the Company's manufacturing, warehousing and inventory activities; direct and manage employees in such manner as the Consultant may deem necessary, enter into and pay obligations in the ordinary course of the Company's business; control deposits, disbursements and transfers of funds to and from the Company's bank accounts; maintain the Company's books and records; supervise all marketing and sales functions; enter into agreements with suppliers, vendors, distributors and other persons in connection with the Company's business; manage all other operational activities of the Company and subject to the prior approval of the Board of Directors, engage and disengage employees and determine employee compensation.

   (b) In the course of carrying out the operation and management of the Company pursuant to this Agreement, the Consultant anticipates that it will consult with and seek advice from the officers and directors of and professional advisors to the Company. Notwithstanding the foregoing, the Consultant retains the right under this Agreement to make such routine and day to day decisions and to take such courses of action without the consent of any other person except as may be otherwise provided herein.

   (c) The Consultant shall be entitled to rely in good faith on any information obtained from the Company's officers, directors, employees, and professional advisors, and on the books and records of the Company as of the date hereof, for all purposes relating to the performance of the Consultant's duties and obligations under the Agreement.

   3.   Limitations on Authority and Obligations of Consultant.
   Notwithstanding anything in this Agreement to the contrary, it is specifically understood, and the authority of the Consultant hereunder is specifically limited as follows:

   (a) In the event the Board of Directors of the Company elects to file a petition under Chapter 11 of the United States Bankruptcy Code and the Company thereby becomes a debtor-in-possession under the supervision of the Bankruptcy Court, certain actions of the Consultant may require approval of the Bankruptcy Court prior to their implementation;

   (b) Subject to the terms of Company's senior loan agreement, the Consultant shall not commit the Company to any liabilities or capital equipment or fixed asset purchases outside the ordinary course of business in an amount in excess of $5,000 in any instance;

   (c) The shareholders and directors of the Company retain their statutory rights and privileges and accordingly retain the right to maintain operational and management control of the Company;

   (d) The Consultant shall have no authority or responsibility for management of operations in the following areas: compliance with any environmental, natural resource or land use laws, regulations, ordinances or other requirements; and handling, generating, storage, treatment, transportation, disposal or arranging for disposal of any waste material or hazardous substance. Consultant shall not enter into any arrangement where it will become an owner or operator of a facility as defined under the Federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") or similar laws. Without limiting the generality of the foregoing, Consultant shall have no authority or responsibility for any matter pertaining in any way to discharges to ground or surface water, emissions to air or handling, generation, storage, treatment, transportation or disposal or arranging for disposal of solid or hazardous waste. Authority and responsibility for matters described in this paragraph shall remain vested in the Company; and

   (e) The Consultant shall not have any obligation to assume, pay, guarantee, act as surety for or on behalf of the Company or otherwise be responsible for any debt liability or obligation of the Company, or to make any loans or advances to the Company, and any debts, liabilities or obligations incurred during the term of this Agreement shall be solely for the account of the Company; provided same are incurred in connection with this Agreement and on behalf of the Company. The Consultant shall have no liability or obligation whatsoever with respect to any federal, state or local tax payable by the Company.

   4. Representations by the Company. The Company warrants and represents to the Consultant as follows:

   (a) All applicable employee withholding taxes have been deposited on a timely basis to the appropriate taxing entities and that other withholdings for which the Company acts as a trustee have been remitted as required;

   (b) To the best of Company's knowledge, except as set forth on Exhibit "A" hereto, the Company is and has been in compliance with all applicable federal, state and local environmental natural resource and land use laws, regulations, ordinances and other requirements (collectively, "Environmental Laws"), including without limitation requirements relating to past or present discharges to land, surface water or ground water, past or present emissions to air; and past or present handling, generation, storage, transportation, treatment, disposal or arrangement for disposal of solid or hazardous waste; and

   (c) To the best of Company's knowledge, except as set forth on Exhibit "A" hereto, no environmental, health or safety hazards exist on the Company property; and

   (d) To the best of Company's knowledge, no liens or superliens have been asserted against the property of the Company by any governmental authority and the Company is aware of no such liens or superliens which may be asserted.

   5.   Term.

   (a) The initial term of this Agreement shall commence as of the date hereof and terminate as of March 1, 1998. Thereafter, the term of this Agreement shall continue on a month-to-month basis if extended by the Board of Directors of Company.

   (b) This Agreement may be terminated earlier than the scheduled expiration date upon the occurrence of any of the following events:

      (i)    by order of the Bankruptcy Court;

     (ii)    the sale of the Company or substantially all of its assets;

    (iii) by the Consultant upon the breach by the Company of any material representation, warranty, covenant or other obligation of the Company under this Agreement, or

     (iv) by the Company upon breach by the Consultant of any material covenant or obligation of the Consultant under this Agreement.

   6.   Compensation.

   (a) The Company acknowledges that the Consultant generally receives compensation for outside consulting services based upon the number of hours of services provided. However, the Consultant and the Company have agreed that the compensation under this Agreement shall be a fixed weekly fee during the term of this Agreement; due to the length of the term of the Agreement, the extent of control being given to the Consultant, and the desire of the parties to lessen the Impact upon cash flow of the Company.

   (b) The weekly fee to be paid by the Company to the Consultant under this Agreement shall be $14,000. In addition, the Consultant shall be reimbursed by the Company for any reasonable expenses, including, but not limited to, travel and lodging expenses of the Consultant's officers, directors, employees and representatives, and the costs and upon prior approval of the Company, all reasonable fees of any sub-contractors, consultants and professional advisors retained by the Consultant in connection with rendering its services hereunder.

   7.   Exculpation.

   (a) The Company shall hold harmless, defend and indemnify Consultant and its officers, employees, representatives and agents, individually and in their respective capacities, from and against any and all claims, demands, damages, expenses or liabilities which may be asserted against them relating in any way to this Agreement or to any services performed pursuant to this Agreement, except as same relate to or arise from the Consultant's gross negligence, willful misconduct, or bad faith, including, without limitation, those relating in any way to:

      (i) compliance with any Environmental Laws pertaining to discharges to ground or surface water;

     (ii) environmental contamination of any type on the Company's property or elsewhere including contamination subject to CERCLA or similar Environmental Laws; and

    (iii) environmental, health or safety hazards or unsafe conditions on the Company's property.

   (b) The Company shall as soon as practical after execution of this Agreement and provided the cost of doing so is reasonable, add to its Officers and Directors/Errors & Omissions Liability Insurance policy, if such policy is in force, and its General Liability Policy, the name of Allomet Partners, Ltd. as an additional insured and will provide to Consultant a copy of the terms and conditions of such policy(ies).

   (c) Except as specifically set forth in this Agreement, Consultant shall have no liability to the Company or its creditors, shareholders or any other party in interest except for Consultant's gross negligence, willful misconduct and bad faith.

   (d) The Consultant shall hold harmless, defend and indemnify the Company and its officers, employees, representatives and agents, individually and in their respective capacities, from and against any and all claims, demands, damages, expenses or liabilities which may be assessed against them relating in any way to this Agreement or to any services performed pursuant to this Agreement, except as same relate to or arise from the Company's gross negligence, willful misconduct, or bad faith, including, without limitation, those relating in any way to this Agreement or to any services performed pursuant to this Agreement. The above indemnifications shall survive execution and performance of this Agreement.

   8. Power of Attorney. Subject to the terms and conditions set forth in this Agreement, the Company hereby makes, constitutes and appoints Consultant its true and lawful attorney-in-fact for the Company and in the Company's name, place and stead, and on the Company's behalf, to execute and endorse all documents, agreements, contracts or certificates to which the Company may be a party, all instruments of debt, checks, drafts, notes, or any other similar negotiable or non-negotiable instruments relating to the Company's business, and to collect and deposit for the account of the Company, all revenues, cash, checks, loan proceeds, funds or any other payments relating to the Company's business, and to disburse such funds from the Company's bank accounts. It is acknowledged and understood that the power of attorney granted hereby may be utilized by the Consultant at its discretion, and shall in no way obligate the Consultant to exercise the specific powers granted in this Section 8.

   9.   Miscellaneous.

   (a) The Company represents to the Consultant that there are no other agreements to which the Company is a party which are in conflict with this Agreement or which would prohibit the Company from entering into and carrying out the terms of this Agreement.

   (b) This Agreement is for the benefit of the parties hereto and is not assignable.

   (c) This Agreement constitutes the entire agreement between the parties pertaining to the subject mater contained herein and supersedes all other prior and contemporaneous agreements and understandings of the parties.

   (d) No modification or amendment to this Agreement shall be binding unless executed by both parties and, if required, approved by the Bankruptcy Court.

   (e) No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions nor shall any waiver constitute a continuing waiver.

   (f) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

   (g) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

   (h) All notices, elections, rights and other communications hereunder must be in writing and shall be deemed duly given as of receipt or refusal of receipt when delivered personally or mailed, return receipt requested, postpaid, by post office certified, registered or express mail, FedEx or other internationally recognized courier, to each of the appropriate parties at their addresses set forth above (or at such other address for a party as shall be specified by such party by notice given pursuant hereto).

   (i) Each of the parties agrees to execute and deliver such further instruments, certificates and documents as may be reasonably requested by any other party to carry out the terms and provisions of this Agreement.

   (j) The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

   (k) Any term or provision of this Agreement which is invalid or enforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date and year first above mentioned.


                                      ALLOMET PARTNERS, LTD.


                                      By:  /s/ Gary Brooks
                                      Its:  President



                                      JOTAN, INC.


                                      By:  /s/ Jeffrey P. Sangalis
                                      Its:  Chairman